Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-141467) on Form S-8 of Signature Exploration and Production Corp. (formerly Diabetic Treatment Centers of America, Inc.) and Subsidiary of our report dated July 11, 2007 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Signature Exploration and Production Corp. (formerly Diabetic Treatment Centers of America, Inc.) and Subsidiary for the year ended March 31, 2007. Our report dated July 11, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Tedder, James, Worden and Associates, P.A.

Orlando, Florida

July 14, 2008